Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 6, 2025 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its first quarter ended December 28, 2024.

Net income for the first quarter of fiscal 2025 was $19.4 million, or $0.30 per Common Unit, compared to net income of $24.5 million, or $0.38 per Common Unit, for the first quarter of fiscal 2024. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) for the first quarter of fiscal 2025 was $75.3 million, essentially flat compared to the first quarter of fiscal 2024.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Propane volumes in the first quarter of fiscal 2025 were marginally lower than the prior year first quarter as a combination of widespread unseasonably warm weather, especially during November 2024, and a less active crop drying season negatively impacted customer demand. Volumes during the quarter benefitted from increased demand in our Southeast operations for backup power generation and other applications in the aftermath of Hurricanes Helene and Milton, as well as from growth in our customer base resulting from the completion of a strategic propane acquisition during November, which further expanded our service territories in the Southwest. There is plenty of heating season ahead and, with more seasonable weather in the early part of the fiscal second quarter, our operations personnel are well-prepared to serve the increased demand when our customers need us most.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, as a result of planned routine maintenance and regulatory compliance upgrades at our facility in Stanfield, Arizona, RNG injection for the quarter was lower than the prior year. With respect to our capital projects to construct an anaerobic digester system in upstate New York and gas upgrade equipment at our anaerobic digester facility in Columbus, Ohio, we continue to advance the construction activities, which are expected to be completed toward the end of calendar 2025.”

Retail propane gallons sold in the first quarter of fiscal 2025 of 105.7 million gallons decreased 0.8% compared to the prior year, primarily due to lower heat-related demand from widespread unseasonably warm temperatures and lower agricultural demand for crop drying, offset to an extent by an increase in demand in the Southeast following Hurricanes Helene and Milton, and contributions from the Partnership’s customer base growth and retention initiatives. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the first quarter of 2025 were 7% warmer than normal and flat to the prior year first quarter. In the month of November 2024, average temperatures were 15% warmer than normal and 17% warmer than November 2023, and represented one of the top five warmest on record for November.

Average propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2025 increased 14.9% compared to the prior year first quarter. Total gross margin of $226.2 million for the fiscal 2025 first quarter increased $13.4 million, or 6.3%, compared to the prior year first quarter. Gross margin for the first quarter of fiscal 2025 included a $3.6 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $10.8 million unrealized loss in the prior year first quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, total gross margin decreased $1.0 million, or 0.5%, compared to the prior year first quarter, primarily due to slightly lower propane volumes sold, partially offset by an increase in propane unit margins of $0.02 per gallon, or 1.3%.

Combined operating and general and administrative expenses of $150.0 million for the first quarter of fiscal 2025 increased $2.4 million, or 1.6%, compared to the prior year first quarter, primarily due to higher payroll and benefit-related expenses and accruals for settling certain legal matters, offset to an extent by lower vehicle fuel costs.

During the first quarter of fiscal 2025, the Partnership recognized $3.0 million of income for contingent consideration from Equilibrium Capital Group (“Equilibrium”), which was reported within Other, net on the statement of operations. According to the purchase agreement for the RNG production assets that the Partnership acquired from Equilibrium in December 2022, expenditures for the gas upgrade equipment project at the Columbus, Ohio facility that exceeded a certain threshold would be funded by Equilibrium, up to a total of $3.0 million, if the Partnership incurred those costs prior to December 31, 2024.

During the first quarter of fiscal 2025, the Partnership acquired a well-run propane business in strategic markets in New Mexico and Arizona for total consideration of $53.0 million, inclusive of non-compete payments. The acquisition, along with seasonal working capital and growth capital expenditures for the RNG facilities, were funded with net borrowings of $91.7 million under the revolving credit facility. The Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the twelve-month period ended December 28, 2024 was 4.99x.

Adjusted EBITDA for the first quarter of fiscal 2025 excludes impairment charges for the Partnership’s investments in Independence Hydrogen, Inc. and Oberon Fuels, Inc. of $9.6 million and $10.2 million, respectively, reported within Other, net on the statement of operations, in order to write-down the carrying values of these investments to their estimated fair values.

As previously announced on January 23, 2025, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended December 28, 2024. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on February 11, 2025 to Common Unitholders of record as of February 4, 2025.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s nearly 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;

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The impact of climate change and potential climate change legislation on the Partnership and demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
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The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
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The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
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The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
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Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
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The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
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The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law and changed priorities of the new U.S. presidential administration, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
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The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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Risks related to the Partnership’s plans to diversify its business;

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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2024 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 28, 2024 and December 30, 2023

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 28, 2024	December 30, 2023
Revenues
Propane	$330,283	$313,358
Fuel oil and refined fuels	17,661	23,898
Natural gas and electricity	6,053	6,493
All other	19,332	22,085
	373,329	365,834

Costs and expenses
Cost of products sold	147,162	153,053
Operating	123,153	122,070
General and administrative	26,853	25,570
Depreciation and amortization	17,099	16,393
	314,267	317,086

Operating income	59,062	48,748
Interest expense, net	19,612	18,192
Other, net	19,467	5,853

Income before provision for income taxes	19,983	24,703
Provision for income taxes	563	249

Net income	$19,420	$24,454

Net income per Common Unit - basic	$0.30	$0.38
Weighted average number of Common Units outstanding - basic	64,497	64,064

Net income per Common Unit - diluted	$0.30	$0.38
Weighted average number of Common Units outstanding - diluted	64,756	64,381

Supplemental Information:
EBITDA (a)	$56,694	$59,288
Adjusted EBITDA (a)	$75,301	$75,232
Retail gallons sold:
Propane	105,739	106,545
Refined fuels	4,367	5,256
Capital expenditures:
Maintenance	$4,618	$5,091
Growth	$19,225	$6,059

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 28, 2024	December 30, 2023
Net income	$19,420	$24,454
Add:
Provision for income taxes	563	249
Interest expense, net	19,612	18,192
Depreciation and amortization	17,099	16,393
EBITDA	56,694	59,288
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(3,634)	10,786
Equity in losses and impairment charges for investments in unconsolidated affiliates	22,241	5,158
Adjusted EBITDA	$75,301	$75,232

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.